Exhibit 99.1


       Zale Corporation Reports First Quarter Earnings Results and Details on Its $200 Million Share Repurchase Program


    DALLAS--(BUSINESS WIRE)--Nov. 20, 2007--Zale Corporation (NYSE:
ZLC), a leading specialty retailer of fine jewelry in North America, today reported a net loss of $28.4 million, or $0.58 per share, for the Company's first quarter ended October 31, 2007. As previously announced, the sale of Bailey Banks & Biddle was completed on November 9, 2007. Net loss from continuing operations was $26.7 million, or $0.54 per share and the loss from discontinued operations related to the Bailey Banks & Biddle brand was $1.7 million or $0.04 per share. For the same period last year, the Company reported a net loss of $26.4 million, or $0.55 per share, and the net loss from continuing operations was $24.7 million, or $0.51 per share. This loss included $4.8 million or $0.10 per share negative net impact of derivative accounting treatment for its gold and silver contracts.

    Total revenues for the quarter ended October 31, 2007 were $377 million compared to $382 million last year, a decrease of 1.3%.
Comparable store sales for the first quarter decreased 0.4%. Revenues including Bailey Banks & Biddle for the first quarter were $428 million compared to last year's revenue of $432 million, a decrease of 1.0%.

    Cash from warranty sales, excluding Bailey Banks & Biddle, increased $9.5 million over the first quarter last year and revenues recognized were $6.1 million less than the prior year as a result of the change made in the warranty offering. The increase in unrecognized revenues on the balance sheet was $14.3 million in the first quarter, or $0.18 in future earnings per share.

    "Earnings performance met expectations for the quarter as we offset slightly lower sales with gross margin rate improvement across all brands after adjusting for the warranty change," commented Betsy Burton, President and Chief Executive Officer. "We continue to execute our strategy of maximizing gross margin dollars and maintaining good expense control in the current challenging macro environment."

    Guidance

    The Company updated its second quarter guidance to reflect the sale of Bailey Banks & Biddle, anticipated share repurchases and sales trend. It now expects comparable store sales of flat to slightly negative. Earnings from continuing operations are expected to be in the range of $1.60 to $1.65 per diluted share. There was an approximate $0.27 reduction in earnings expectations due to the sale of Bailey Banks & Biddle with the remainder of the adjustment being the benefit of any share repurchases offset by the Company's cautious outlook for the Holiday season.

    For the full year ending July 31, 2008, the Company now expects earnings per diluted share from continuing operations of $0.86 to $0.91 after adjusting for the Bailey Banks & Biddle sale and the cautious outlook for Holiday. The Company continues to expect the increase in unrecognized revenues on the balance sheet to be approximately $80 - 90 million for the fiscal year which represents approximately $1.00 in future earnings per share before the benefit of any share repurchases.

    Return of Cash to Stockholders

    Zale today announced that it plans to enter into a $100 million accelerated share repurchase ("ASR") agreement with JPMorgan as part of Zale's previously announced $200 million stock repurchase program.

    Zale plans to enter into the ASR agreement for the repurchase of approximately 5 million shares. Under the proposed terms of the agreement, JPMorgan will deliver approximately 4.3 million shares to Zale on November 21, 2007. Upon completion of the ASR, the final price of shares repurchased will be determined based on a volume weighted average price for the Zale common shares over a period of up to 4.5 months, minus a set discount. Zale may elect to settle the purchase adjustment in shares or in cash.

    In addition to the ASR agreement, Zale plans to enter into a Rule 10b5-1 plan under which Zale may repurchase approximately 1.2 million shares of its common stock during a period of approximately 3 months. Zale plans to complete its $200 million share repurchase with open market repurchases.

    Rodney Carter, Executive Vice President, Chief Administrative Officer and Chief Financial Officer commented, "We believe the current stock repurchase strategy optimizes shareholder value. The ASR, combined with a Rule 10b5-1 plan and open market repurchases, allow us to achieve a meaningful reduction in outstanding shares immediately, and to then opportunistically complete the remaining authorization later this fiscal year."

    A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,200 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's sales and earnings guidance for the second quarter and the full fiscal year 2008, Zale's stock repurchase program, inventory management and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: the market price of Zale's common stock during the term of the ASR and JPMorgan's ability to borrow shares, if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2007. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

                (Tables and reconciliations to follow)



                  ZALE CORPORATION AND SUBSIDIARIES
             CONSOLIDATED SELECTED FINANCIAL INFORMATION
     (Unaudited, Dollars in thousands, except per share amounts)

                                                   Three Months Ended
                                                       October 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

Revenues                                           $377,264  $382,326
Cost of Sales                                       179,076   180,110
                                                   --------- ---------
Gross Margin                                        198,188   202,216
      % of Revenue                                     52.5%     52.9%
Selling, General and Administrative Expenses        218,831   212,639
      % of Revenue                                     58.0%     55.6%
Cost of Insurance Operations                          1,730     1,581
Depreciation and Amortization Expense                15,084    13,594
Derivative Loss                                           0     8,560
                                                   --------- ---------
Operating Loss                                      (37,457)  (34,158)
      % of Revenue                                     -9.9%     -8.9%
Interest Expense                                      4,806     5,256
                                                   --------- ---------
Loss Before Income Taxes                            (42,263)  (39,414)
Income Taxes                                         15,608    14,697
                                                   --------- ---------
Loss from continuing operations                     (26,655)  (24,717)
Loss from discontinued operations, net of taxes      (1,701)   (1,678)
                                                   --------- ---------
    Net Loss                                       $(28,356) $(26,395)
                                                   ========= =========

Basic Loss Per Common Share:
   Loss from continuing operations                   $(0.54) $  (0.51)
                                                   ========= =========
   Loss from discontinued operations                 $(0.04) $  (0.04)
                                                   ========= =========
   Net loss per share                                $(0.58) $  (0.55)
                                                   ========= =========

Diluted Loss Per Common Share:
   Loss from continuing operations                   $(0.54) $  (0.51)
                                                   ========= =========
   Loss from discontinued operations                 $(0.04) $  (0.04)
                                                   ========= =========
   Net loss per share                                $(0.58) $  (0.55)
                                                   ========= =========

Weighted Average Number of Common Shares
 Outstanding:
   Basic                                             49,075    48,210
                                                   ========= =========
   Diluted                                           49,075    48,210
                                                   ========= =========





----------------------------------------------------------------------

Reconciliation of GAAP Information to Non-GAAP basis for 1st Quarter fiscal 2007, diluted:
                                                   Three Months Ended
                                                    October 31, 2006
                                                  --------------------
                                                    Amount   Per Share
                                                  ---------- ---------
Net Loss from Continuing Operations, Per Above    $(24,717)   $(0.51)
    Derivative loss                                  5,359      0.11
    Hedge accounting loss                             (545)    (0.01)
    Change in deferred revenue                        (804)    (0.02)
                                                  ---------- ---------
Net Loss from continuing operations, as adjusted  $(20,707)   $(0.43)
                                                  ========== =========

----------------------------------------------------------------------


----------------------------------------------------------------------

Impact on GAAP Information from Deferred Revenue for the 1st Quarter fiscal 2008, diluted:
                                                   Three Months Ended
                                                    October 31, 2007
                                                  --------------------
                                                    Amount   Per Share
                                                  ---------- ---------
Net Loss from Continuing Operations, Per Above    $(26,655)   $(0.54)
    Change in Deferred Revenue                       8,708      0.18
                                                  ---------- ---------
Net Loss, from continuing operations, as adjusted $(17,947)   $(0.36)
                                                  ========== =========

----------------------------------------------------------------------


----------------------------------------------------------------------
Beginning in fiscal year 2008, we include internet sales in our comparable store sales calculation. In addition, sales related to Bailey Banks & Biddle are excluded as a result of the brand being presented as discontinued operations. The following table shows comparable store sales as reported in fiscal year 2007 and as adjusted to include internet sales and exclude sales related to Bailey Banks & Biddle.

                                                     As         As
Fiscal Year 2007                                   Reported   Adjusted
------------------------------------------------------------ ---------
First quarter                                          0.4%      1.3%
Second quarter                                         1.4%      2.5%
Third quarter                                         (3.4)%    (2.8)%
Fourth quarter                                        (0.5)%    (0.7)%
Full year                                             (0.2)%    (0.4)%
----------------------------------------------------------------------




                  ZALE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET DATA
                  (Unaudited, Dollars in thousands)

                                                       Difference
                                                    October 2007 vs
                           October 31  October 31      October 2006
                              2007        2006       Amount    Percent
                           ----------- ----------- ----------  -------
ASSETS
Current Assets:
    Cash and cash
     equivalents           $   30,552  $   50,396  $ (19,844)   -39.4%
    Merchandise
     inventories            1,005,980   1,188,701   (182,721)   -15.4%
    Other current assets      138,456     134,244      4,212      3.1%
    Current assets of
     discontinued
     operations               216,808           -    216,808        0
                           ----------- ----------- ----------  -------
Total current assets        1,391,796   1,373,341     18,455      1.3%

Property and equipment        289,006     297,771     (8,765)    -2.9%
Goodwill                      110,072      96,859     13,213     13.6%
Other assets                   37,068      28,764      8,304     28.9%
                           ----------- ----------- ----------  -------
Total Assets               $1,827,942  $1,796,735  $  31,207      1.7%
                           =========== =========== ==========  =======

LIABILITIES AND
 STOCKHOLDERS' INVESTMENT
Current liabilities:
    Accounts payable and
     accrued liabilities   $  437,045  $  498,970    $(61,925)  -12.4%
    Deferred tax liability     56,726      59,429      (2,703)   -4.5%
    Current liabilities of
     discontinued
     operations                 8,222           -       8,222
                           ----------- ----------- -----------
Total current liabilities     501,993     558,399     (56,406)  -10.0%

Long-term debt                297,656     397,321     (99,665)  -25.1%
Deferred tax liability          9,709       7,803       1,906    24.4%
Other liabilities             119,729      51,142      68,587   134.1%

Contingencies

Stockholders' Investment:
    Common stock                  553         482          71    14.7%
    Additional paid-In
     capital                  140,173     114,272      25,901    22.7%
    Accumulated other
     comprehensive income      67,771      34,852      32,919    94.5%
    Accumulated earnings      840,358     782,464      57,894     7.4%
                           ----------- ----------- ----------- -------
                            1,048,855     932,070     116,785    12.5%
    Treasury stock           (150,000)   (150,000)          0     0.0%
                           ----------- ----------- ----------- -------
Total stockholders'
 investment                   898,855     782,070     116,785    14.9%
                           ----------- ----------- ----------- -------

Total liabilities and
 stockholders' investment  $1,827,942  $1,796,735     $31,207     1.7%
                           =========== =========== =========== =======



    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer